Exhibit 99.1

                  Atlantic Coast Federal Corporation
                    Reports Second Quarter Results


    WAYCROSS, Ga.--(BUSINESS WIRE)--July 24, 2007--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today announced financial results for the second quarter and six months ended June 30, 2007, highlighted by ongoing growth in the Company's loan portfolio. Largely as a result of higher non-interest expenses related to the Company's recent organizational changes, including additions to its executive management, branch and service personnel to position the Company for future growth, and higher outside professional services, as well as higher provision for loan losses, the Company reported lower earnings for the second quarter of 2007 versus the year-earlier period.

    Net income for the second quarter of 2007 totaled $635,000 or $0.05 per diluted share compared with $1,410,000 or $0.10 per diluted share in the same period last year. For the first six months of 2007, net income declined to $1,420,000 or $0.11 per diluted share from $2,701,000 or $0.20 per diluted share in the first six months of 2006. References in this release to prior-year or first quarter 2007 results have been restated in accordance with the Company's earlier announcement concerning the correction of accounting for two interest rate swap agreements. The effect of this restatement was a non-cash cumulative increase in net income over the past three years of approximately $422,000, net of taxes, and did not change reported stockholders' equity as of March 31, 2007. Restated net income for the second quarter of 2006 was $83,000 or $0.01 per diluted share lower than originally reported, while restated net income for the first half of 2006 was $101,000 or $0.01 per diluted share higher than originally reported amounts.

    Commenting on the Company's report, Robert J. Larison, Jr., President and Chief Executive Officer, said, "We are pleased to report continued solid growth in our banking operations during the second quarter, reflecting an expanded footprint in Jacksonville and increasing success in our lending activities, particularly within our Florida market. However, overall competitive conditions remain intense, increasing our funding costs as we remain aggressive on deposit rates to support balance sheet growth and placing near-term pressure on margins. Also during the second quarter, the Company and Atlantic Coast Federal, MHC made the decision to proceed with a second-step conversion, through which the Company's shares will become 100% publicly held. We believe these efforts to expand our business, increase our market penetration, and transform the Company's organization, while weighing on our current earnings, will enhance our growth opportunities and competitive position in the long term."

    For the second quarter of 2007, net interest income increased 2% to $5,538,000 from $5,422,000 in the second quarter of 2006. This reflected primarily an increase in average interest-earning balances and higher rates, offset by a continued rise in funding costs that reflected highly competitive market conditions, especially in the Florida market where the majority of the Company's growth is occurring. With these pressures and the impact of a flat yield curve, the Company's net interest margin for the second quarter was unchanged at 2.68% versus the first quarter of 2007, but was 38 basis points lower than in the second quarter last year. Management believes the yield curve will continue to put pressure on net interest margins for the remainder of 2007. For the six months ended June 30, 2007, net interest income increased 2% to $10,891,000 from $10,658,000 in the same period last year as net interest margin declined 36 basis points to 2.68% versus the first half of 2006.

    The Company's provision for loan losses in the second quarter totaled $509,000, up from $204,000 in the second quarter of 2006, primarily reflecting growth in the loan portfolio. Given the geographic concentration of the Company's residential single-family mortgage loan portfolio in the northeast Florida and southeast Georgia market, overall credit quality continues to be strong relative to the southeast region and national markets in general. The stability of the residential real estate market is considered in management's estimate of loan losses, as are the types of loan products within its portfolio. Moreover, the Company does not originate or purchase sub-prime loans for its portfolio. As a result, the Company's loss reserve projections, as a relative percentage of the outstanding loan portfolio, remain unchanged from period to period.

    Non-performing loans relative to total loans declined to 0.47% at June 30, 2007, compared with 0.52% in the first quarter of 2007 and 0.62% at June 30, 2006. Net charge-offs on an annualized basis, however, did rise somewhat to 0.18% of average total loans compared with 0.09% in the first quarter of 2007 and 0.06% in the second quarter of 2006. The provision for loan losses for the first six months of 2007 increased to $805,000 from $280,000 in the year-earlier period, with almost one-half of the year-over-year difference reflecting an unusually low provision in the first quarter of 2006 due to the collection in that period of a large commercial loan previously classified as impaired and the reversal of the associated reserve. The remainder of the increase in the provision for loan losses was related to growth in the loan portfolio.

    Net interest income, after provision for loan losses, declined 4% to $5,029,000 in the second quarter from $5,218,000 in the same 2006 period. Net interest income, after provision for loan losses, declined 3% to $10,086,000 in the first half of 2007 from $10,378,000 in the comparable 2006 period.

    Non-interest income for the second quarter declined 3% to $2,059,000 from $2,118,000 in the year-earlier period, primarily because of moderating service charges and fees, which offset an increase in income from interest rate swaps. Non-interest income for the first six months of 2007 declined 5% to $3,888,000 from $4,077,000 in the same period last year, reflecting moderating service charges and fees and a decline in swap income, both partially offset by reduced losses on securities available for sale.

    Non-interest expense for the second quarter rose 18% to $6,184,000 from $5,254,000 in the same period last year. This increase reflected higher salaries for regular annual salary increases, new executive additions, personnel costs associated with a new branch opened in Jacksonville in the fall of 2006, and the expansion of the Company's private banking activities. It also reflected higher legal and accounting fees related to the recent restatement of financial results and filings of amended reports with the Securities and Exchange Commission on Form 10-K/A for 2006 and Form 10-Q/A for the first quarter of 2007 to correct the accounting treatment for two interest rate swap agreements, as well as increased legal fees for newly required executive compensation disclosures that were implemented in the Company's most recent proxy statement. Occupancy costs also rose due to the opening of the new branch, as did Federal Deposit Insurance Corporation premiums due to an increase in the assessment rate and a change in the timing of assessments. These higher costs were offset to some extent by lower data processing costs and advertising expenses. Non-interest expense for the first half of 2007 increased 14% to $11,919,000 from $10,488,000 in the year-earlier period, reflecting largely the same cost pressures. The Company's efficiency ratio was 81.40% for the second quarter of 2007 compared with 80.03% in the first quarter of 2007 and 69.68% in the second quarter last year.

    The Company's total assets increased 7% to $898,415,000 at June 30, 2007, from $843,079,000 at December 31, 2006, and were 15% higher versus $779,193,000 at June 30, 2006. Loans receivable, net totaled $668,837,000 at June 30, 2007, up 5% from $639,517,000 at December 31,
2006, and were 9% higher than loans receivable, net of $613,838,000 at June 30, 2006. Deposits rose 4% to $598,091,000 at the end of the second quarter of 2007 from $573,052,000 at December 31, 2006, and increased 9% from deposits of $548,044,000 at June 30, 2006. Total stockholders' equity declined 2% to $89,097,000 at June 30, 2007, from $91,087,000 at December 31, 2006, and was down 6% from stockholders' equity of $95,097,000 at June 30, 2006, with the declines from earlier levels reflecting the Company's share repurchase activities over the past year.

    Return on average stockholders' equity for the second quarter and six months ended June 30, 2007, was 2.78% and 3.11%, respectively, versus 6.02% and 5.80%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2007, was 0.29% and 0.32%, respectively, compared with 0.74% and 0.71%, respectively, for the same periods in 2006.

    In June 2007, Atlantic Coast Federal Corporation's Board of Directors voted to increase the Company's regular quarterly cash dividend rate on common stock to $0.14 per share. The new rate, payable on July 30, 2007, to stockholders of record as of July 13, 2007, represented a $0.01 increase over the previous dividend rate and marked the ninth consecutive quarterly increase in the rate since dividend declarations commenced in the first quarter of 2005.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. The Company completed its initial public stock offering in October 2004. On May 7, 2007, the Company announced its intention to convert from the mutual holding company form of ownership to the full stock form of ownership. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $898.4 million in assets as of June 30, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.



                  ATLANTIC COAST FEDERAL CORPORATION
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ---------------------------------------
                                 2007     2006       2007      2006
                               ---------------------------------------
                                       (Restated)           (Restated)
Total interest income          $13,766   $ 11,156   $ 27,022  $ 21,670
Total interest expense           8,228      5,734     16,131    11,012
                                ------    -------    -------   -------
Net interest income              5,538      5,422     10,891    10,658
Provision for loan losses          509        204        805       280
                                ------    -------    -------   -------
Net interest income after
 provision for loan losses       5,029      5,218     10,086    10,378
Non-interest income              2,059      2,118      3,888     4,077
Non-interest expense             6,184      5,254     11,919    10,488
                                ------    -------    -------   -------
Income before income taxes         904      2,082      2,055     3,967
Income tax expense                 269        672        635     1,266
                                ------    -------    -------   -------
Net income                     $   635   $  1,410   $  1,420  $  2,701
                                ======    =======    =======   =======
Basic and diluted earnings per
 share                         $  0.05   $   0.10   $   0.11  $   0.20
                                ======    =======    =======   =======
Weighted average shares
 outstanding:
   Basic                        13,122     13,510     13,162    13,510
                                ======    =======    =======   =======
   Diluted                      13,322     13,602     13,284    13,591
                                ======    =======    =======   =======

                                        June 30,   Dec. 31,  June 30,
                                          2007       2006      2006
                                       -------------------------------
                                                  (Restated)(Restated)
Total assets                             $898,415   $843,079  $779,193
Cash and cash equivalents                  40,036     41,057    40,470
Securities available for sale             126,857     99,231    69,143
Loans receivable, net                     668,837    639,517   613,838
Total deposits                            598,091    573,052   548,044
Federal Home Loan Bank advances           142,000    144,000   119,000
Stockholders' equity                       89,097     91,087    95,097

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2007 and 2006, may be found at the following link: http://www.irinfo.com/acfc/ACFC2Q07mtw.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376